American CareSource Announces Results for Second Quarter 2013

DALLAS, Aug. 13, 2013 - American CareSource Holdings (NASDAQ: ANCI), a leading national network of ancillary healthcare providers, today reported results for the three months ended June 30, 2013.
Net Revenue
Net revenue for the second quarter of 2013 was $6.4 million, compared with $8.2 million reported during the second quarter of 2012. For the quarter ended June 30, 2013, revenue from ACS’ two significant legacy accounts declined by a combined $1.9 million, or 51 percent, as compared with the same period in 2012, due to factors described previously by the company.
Excluding the impact of our two significant legacy clients, revenue increased 3 percent, to $4.6 million in the second quarter of 2013 from $4.5 million in same period in 2012.
Claims Volumes
ACS billed 32,000 claims during the second quarter of 2013, a decrease from 42,000 claims billed during the same period last year. The lower claims volume was primarily the result of declines in claims volume from the company’s two key legacy client accounts, in addition to other selected legacy accounts.
Following are claims volumes for the periods presented:

(Claim amounts in 000's)	Q2 2013	Q1 2013	Q2 2012
Claims:
Processed	39	39	53
Billed	32	31	42

Contribution Margin
Contribution margin for the second quarter of 2013 decreased to 9.2 percent, as compared with 12.8 percent reported during the second quarter of 2012. The decrease in contribution margin was primarily the result of the increase in provider payments as a percentage of revenue, from 74 percent in the second quarter of 2012 to 76.2 percent in the same period this year. The decline in margin on provider payments is the result of the combination of the mix of clients that utilized our network of ancillary service providers and the mix of ancillary service categories utilized. The mix of clients and service categories shifted from those that have historically contributed higher margins compared to the second quarter of 2012.
Contribution margin was also negatively impacted by the cost of claims administration and provider development. Those costs as a percentage of revenue increased to 10.6 percent in the second quarter of 2013 from 8.8 percent in the second quarter of 2012. The increase was the result of the decline in revenue in the second quarter of 2013 compared to the second quarter of 2012. In absolute dollars, claims administration and provider development costs decreased 6.5 percent to $678,000 in the second quarter of 2013 compared to the second quarter of the prior year. The decline was primarily the result of a decline in outsourced claims processing costs and a decline in headcount through natural attrition.
Following is a comparison of statement of operations components as a percentage of net revenue:

	Q2 2013	Q1 2013	Q2 2012
Provider payments	76.2%	76.5%	74.0%
Administrative fees	4.0%	4.3%	4.4%
Claims administration and provider development	10.6%	9.0%	8.8%
Total cost of revenues	90.8%	89.8%	87.2%

Selling, General and Administrative Expenses (SG&A)
SG&A for the second quarter of 2013 increased to $1.9 million from $1.6 million in the same period last year. The 15 percent increase was primarily the result of a $216,000 severance charge related to the resignations of the Company’s former President and former Chief Information Officer in June 2013.

SG&A was 29.3 percent of revenues in the second quarter of 2013, as compared to 20 percent in the second quarter of 2012.
Adjusted EBITDA
Adjusted EBITDA for the second quarter of 2013 was a loss of $1 million, compared to a loss of $386,000 in the prior-year period.
Adjusted EBITDA is defined as operating income or loss before interest, income taxes, depreciation and amortization and excludes the impact of non-cash stock-based compensation expense, severance charges, amortization of long-term client agreements and other non-cash charges. Adjusted EBITDA should be considered in addition to, but not in lieu of, income or loss from operations reported under generally accepted accounting principles (GAAP).
A reconciliation of adjusted EBITDA to operating income or loss is provided in the tables accompanying this release.
Financial Liquidity
Total cash and cash equivalents as of June 30, 2013, were $7.8 million, as compared with $8.9 million on March 31 and $10.7 million as of Dec. 31, 2012.
About American CareSource Holdings, Inc.
American CareSource Holdings is the first national, publicly traded ancillary care network services company. The company offers a comprehensive national network of more than 4,900 ancillary service providers at more than 34,200 sites through its subsidiary, Ancillary Care Services. ACS provides ancillary healthcare services through its network that offers cost-effective alternatives to physician and hospital-based services. These providers offer services in 31 categories including laboratories, dialysis centers, free-standing diagnostic imaging centers, infusion centers, long-term acute care centers, home-health services and non-hospital surgery centers, as well as durable medical equipment. The company’s ancillary network and management provide a complete outsourced solution for a wide variety of healthcare payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third-party administrators and both federal and local governments. For additional information, please visit www.anci-care.com.

ANCI-F

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
Any statements that are not historical facts contained in this release, including with respect to the company’s plans, objectives and expectations for future operations, projections of the company’s future operating results or financial condition, and expectations regarding the healthcare industry and economic conditions, are forward-looking statements. Substantial risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, including, but not limited to, the company’s dependence upon its two largest clients and recent declines in their business, the company’s inability to attract or maintain providers or clients or achieve its financial results, changes in national healthcare policy, federal or state regulation, and/or rates of reimbursement including without limitation the impact of the Patient Protection and Affordable Care Act, Health Care and Educational Affordability Reconciliation Act and medical loss ratio regulations, general economic conditions (including the recent economic downturns and increases in unemployment), lower than anticipated demand for ancillary services, pricing, market acceptance/preference, the company’s ability to integrate with its clients, consolidation in the industry that affect the company’s key clients, changes in the business decisions by significant clients, term expirations of contracts with significant clients, possible termination of relationship with significant clients, increased competition, decisions by service providers in the company’s network to terminate their agreements with ACS, the company’s inability to manage growth, implementation and performance difficulties, and other risk factors detailed from time to time in the company’s periodic filings with the Securities and Exchange Commission. Except as otherwise required by law, the company undertakes no obligation to update or revise these forward-looking statements.
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Investor Relations Contact:
Matthew D. Thompson, CFO and acting COO
mthompson@anci-care.com
phone (972) 308-6830

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(amounts in thousands except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012

Net revenues	$6,443	$8,215	$14,048	$17,616

Cost of revenues:
Provider payments	4,912	6,078	10,728	12,873
Administrative fees	258	364	588	828
Claims administration and provider development	678	725	1,366	1,577
Total cost of revenues	5,848	7,167	12,682	15,278

Contribution margin	595	1,048	1,366	2,338

Selling, general and administrative expenses	1,888	1,639	3,592	3,261
Depreciation and amortization	212	221	423	440
Total operating expenses	2,100	1,860	4,015	3,701

Loss before income taxes	(1,505)	(812)	(2,649)	(1,363)
Income tax provision	4	17	11	24
Net loss	$(1,509)	$(829)	$(2,660)	$(1,387)

Loss per basic and diluted common share	$(0.26)	$(0.15)	$(0.47)	$(0.24)

Basic and diluted weighted average common shares outstanding	5,712	5,710	5,711	5,703

Reconciliation of non-GAAP financial measures to reported GAAP financial measures:

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012

Net loss	$(1,509)	$(829)	$(2,660)	$(1,387)
Income tax provision	4	17	11	24
Depreciation and amortization	212	221	423	440
Other	(7)	(6)	(15)	(9)
EBITDA	(1,300)	(597)	(2,241)	(932)
Non-cash stock-based compensation expense	76	121	153	252
Amortization of long-term client agreement	—	63	—	125
Severance charges (included in selling, general and administrative expenses)	216	27	216	70
EBITDA, as adjusted	$(1,008)	$(386)	$(1,872)	$(485)

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	June 30, 2013	December 31, 2012
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$7,838	$10,705
Accounts receivable, net	2,615	2,432
Prepaid expenses and other current assets	400	296
Total current assets	10,853	13,433

Property and equipment, net	1,421	1,593

Other assets:
Other non-current assets	237	238
Intangible assets, net	704	768
TOTAL ASSETS	$13,215	$16,032

LIABILITIES and STOCKHOLDERS' EQUITY

Current liabilities:
Due to service providers	$2,513	$3,100
Accounts payable and accrued liabilities	1,615	1,343
Total current liabilities	4,128	4,443

EQUITY
Common stock	57	57
Additional paid-in capital	23,003	22,845
Accumulated deficit	(13,973)	(11,313)
	9,087	11,589
TOTAL LIABILITIES AND EQUITY	$13,215	$16,032

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(amounts in thousands)

	Year ended
	June 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(2,660)	$(1,387)
Adjustments to reconcile net loss to net cash used in operations:
Non-cash stock-based compensation expense	153	252
Depreciation and amortization	423	440
Amortization of long-term client agreement	—	125
Deferred income taxes	1	3
Changes in operating assets and liabilities:
Accounts receivable	(183)	979
Prepaid expenses and other assets	(104)	(69)
Accounts payable and accrued liabilities	272	(181)
Due to service providers	(587)	(629)
Net cash used in operating activities	(2,685)	(467)

Cash flows from investing activities:
Investments in software development costs	(176)	(138)
Additions to property and equipment	(11)	(97)
Net cash used in investing activities	(187)	(235)

Cash flows from financing activities:
Proceeds from exercise of equity incentives	5	—
Payment of income tax withholdings on net exercise of equity incentives	—	(8)
Net cash provided by (used in) financing activities	5	(8)

Net decrease in cash and cash equivalents	(2,867)	(710)
Cash and cash equivalents at beginning of period	10,705	11,315

Cash and cash equivalents at end of period	$7,838	$10,605

Supplemental cash flow information:
Cash paid for taxes	$63	$45

Supplemental non-cash operating and financing activity:
Accrued bonus paid with equity incentives	$—	$23